Exhibit 99.1

TELA Bio Reports First Quarter 2026 Financial Results

MALVERN, PA, May 12, 2026 -- TELA Bio, Inc. (“TELA Bio”), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the first quarter ended March 31, 2026.

Recent Highlights

•	Announced strategic board refreshment plan to be effective at the conclusion of the 2026 Annual Meeting on June 9, 2026;
•	Noted the U.S. commercial organization is fully staffed at planned 2026 levels;
•	Delivered revenue of $19.1 million in the first quarter of 2026, representing growth of 3% over the prior year period;
•	Accelerated European revenue growth to 41% over the prior year period, with continued momentum in the U.K. and early expansion into additional European markets;
•	Announced the U.S. commercial launch of OviTex LTR, providing a specialized, unique, and fully resorbable, tissue-based hernia repair solution; and
•	Reiterated full year 2026 revenue guidance of at least 8% growth over full year 2025.

“First quarter results reflect the commercial foundation we built in 2025 translating into execution,” said Anthony Koblish, Co-Founder and Chief Executive Officer of TELA Bio. “Our commercial organization is fully built to plan, with no further hiring required to achieve our 2026 targets. The newest cohort of territory managers is ramping as expected, and their early productivity indicators outpace any prior class of field reps. In Europe, our team is gaining traction in new markets, with new accounts secured and first patients treated across multiple geographies. On April 1st, we initiated the full U.S. commercial launch of OviTex LTR, one of the only fully resorbable, tissue-based hernia repair solutions on the market, which further broadens the OviTex portfolio to address the full spectrum of surgeon and patient needs. The team is in place, the infrastructure is set, and we are positioned well to deliver predictable growth through the remainder of 2026.”

First Quarter 2026 Financial Results

Revenue was $19.1 million in the first quarter of 2026, an increase of 3% compared to the same period in 2025 with unit growth of 13% compared to the same period in 2025. The increase was primarily driven by growing international sales, partially offset by product mix headwinds in the U.S. related to the rapid growth of smaller-sized units.

Gross profit was $12.5 million in the first quarter of 2026, or 65.7% of revenue, compared to $12.5 million, or 67.6% of revenue, in the same period in 2025. The decrease in gross margin was primarily due to a higher charge for excess and obsolete inventory as a percentage of revenue.

Operating expenses were $23.0 million in both the first quarter of 2026 and 2025. There was a de minimis increase due to higher meeting and training costs and increased professional fees partially offset by lower compensation and benefits primarily from lower commission expense, and lower study costs.

Loss from operations was $10.5 million in both the first quarter of 2026 and 2025.

Net loss was $12.3 million in the first quarter of 2026, compared to a net loss of $11.3 million in the same period in 2025.

Cash and cash equivalents on March 31, 2026 totaled $39.5 million.

2026 Financial Guidance Reiterated

•	Full year 2026 revenue growth is projected to be at least 8% over full year 2025; and
•	Second quarter 2026 revenue is expected to be approximately $20.0 million.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Tuesday, May 12, 2026 to discuss its first quarter financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2026 and reduction in operating expenses throughout the full year 2026 compared to prior periods and our expectations regarding new product launch and expectations on market penetration and profitability. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, increasing market interest rates, monetary policy changes, changes in trade policies, including tariffs and trade protection measures, and inflationary pressures, potentially impacting our ability to market our products, including the launch of new products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, potential hospital closures, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings, including successful launch of new products; our ability to maintain expanded market access; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the “Risk Factors” section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$39,541	$50,845
Accounts receivable, net of allowances of $424 and $287	9,715	10,347
Inventory	12,213	11,016
Prepaid expenses and other current assets	2,833	3,373
Total current assets	64,302	75,581
Property and equipment, net	2,157	2,226
Intangible assets, net	1,264	1,359
Right-of-use assets	1,442	1,502
Other long-term assets	476	500
Restricted cash	250	250
Total assets	$69,891	$81,418

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$3,894	$2,309
Accrued expenses and other current liabilities	13,939	15,666
Total current liabilities	17,833	17,975
Long-term debt	55,866	55,653
Other long-term liabilities	1,393	1,477
Total liabilities	75,092	75,105

Stockholders’ (deficit) equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 44,765,928 and 44,538,264 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	45	44
Additional paid-in capital	404,503	403,739
Accumulated other comprehensive income	85	91
Accumulated deficit	(409,834)	(397,561)
Total stockholders’ (deficit) equity	(5,201)	6,313
Total liabilities and stockholders’ (deficit) equity	$69,891	$81,418

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2026	2025
Revenue	$19,059	$18,520
Cost of revenue (excluding amortization of intangible assets)	6,444	5,913
Amortization of intangible assets	95	95
Gross profit	12,520	12,512
Operating expenses:
Sales and marketing	16,537	16,608
General and administrative	4,166	3,836
Research and development	2,343	2,540
Total operating expenses	23,046	22,984
Loss from operations	(10,526)	(10,472)
Other (expense) income:
Interest expense	(2,053)	(1,219)
Other income	366	479
Total other expense, net	(1,687)	(740)
Loss before income tax expense	(12,213)	(11,212)
Income tax expense	(60)	(52)
Net loss	$(12,273)	$(11,264)
Net loss per common share, basic and diluted	$(0.21)	$(0.25)
Weighted average common shares outstanding, basic and diluted	57,256,518	45,267,020
Comprehensive loss:
Net loss	$(12,273)	$(11,264)
Foreign currency translation adjustment	(6)	1
Comprehensive loss	$(12,279)	$(11,263)